OTHER PREFERRED SECURITY

CERTIFICATE NUMBER                                NUMBER OF PREFERRED SECURITIES
         P

                                    CUSIP NO.

                   CERTIFICATE EVIDENCING PREFERRED SECURITIES

                                       OF

                               BANKUNITED CAPITAL

                       10 1/4% TRUST PREFERRED SECURITIES
                                    SERIES A
               (LIQUIDATION AMOUNT $1,000 PER PREFERRED SECURITY)

         BankUnited Capital, a statutory business Trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that [ ] (the "Holder") is the registered owner of ( ) preferred securities of the Trust representing an undivided beneficial interest in the assets of the Trust and designated the BankUnited Capital 10 1/4% Trust Preferred Securities, Series A (liquidation amount $1,000 per Preferred Security) (the "Preferred Securities"). The Preferred Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 5.5 of the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Securities are set forth in, and this certificate and the Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, Amended and Restated the Trust Agreement of the Trust dated as of March 24, 1997, as the same may be amended from time to time (the "Trust Agreement") including the designation of the terms of Preferred Securities as set forth therein. The Holder is entitled to the benefits of the Guarantee Agreement, as amended, entered into by BankUnited Financial Corporation, a Florida corporation, as guarantor and The Bank of New York, as guarantee trustee, dated as of March 24, 1997 (the "Guarantee"), to the extent provided therein. The Trust will furnish a copy of the Trust Agreement and the Guarantee to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

         Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

         IN WITNESS WHEREOF, one of the Administrative Trustees of the Trust has executed this certificate this 24th day of March, 1997

                                       BANKUNITED CAPITAL

                                       By:_____________________________
                                       Name:___________________________
                                       Title:    ADMINISTRATIVE TRUSTEE

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